Exhibit 99.1

Party City Announces First Quarter 2019 Financial Results and Updates Helium Availability Status

Updates GAAP EPS Outlook to Reflect Approximately 45 Planned Store Closings;

Reiterates Full Year Revenue, Brand Comparable Sales, Adjusted EBITDA and Adjusted EPS Outlook

ELMSFORD, N.Y.— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the first quarter ended March 31, 2019.

James M. Harrison, Chief Executive Officer, stated, “Overall, our first quarter results were largely in line with our expectations on the top and bottom lines, inclusive of the helium shortage, which negatively impacted our latex and metallic balloon categories. Despite these helium challenges in the first quarter, we made progress on many fronts operationally and our global team continued to execute against our key strategic priorities including: developing plans to test new store concepts, implementing pricing initiatives designed to improve value perception, and increasing product competency in the area of paper straws as part of our focus on environmental sustainability.”

Mr. Harrison continued, “Most importantly, we have signed a letter of agreement for a new source of helium which, subject to final execution of a definitive contract, would provide for additional quantities of helium beginning this summer and continuing for the next 2.5 years. We believe this new source should substantially eliminate the shortfall we are experiencing at current allocation rates and improve our ability to return to a normal level of latex and metallic balloon sales. We remain encouraged by the 2019 tailwinds that will present themselves later this year, including a strong IP calendar, a Thursday Halloween and anticipated benefits from supply chain investments that we made following disruptions that impacted the business in 2018.”

First Quarter Summary:

•	Total revenues increased 1.0% on a reported basis to $513.1 million and 2.0% on a constant currency basis.

•	Retail sales increased 4.0% on a reported basis (4.4% on a constant currency basis), driven primarily by square footage growth from store acquisitions.

•

Brand comparable sales decreased 1.4% during the first quarter due to approximately 200 basis points of headwinds from the helium shortage. A net benefit from the timing of holiday shifts was more than offset by the negative impact of weather headwinds.

•

Net third-party wholesale revenues decreased 6.1% on a reported basis. However, net third-party wholesale revenues increased 1.0% on an adjusted basis when excluding the impacts of franchise store acquisitions and currency. Strong domestic sales to the non-party store channel and strong sales in continental Europe more than offset the impact of the helium shortage on the segment’s metallic balloons business.

•

Total gross profit margin decreased 350 basis points to 33.7% of net sales. 340 basis points of the decrease was due to provisions against inventory recorded in conjunction with our store optimization program, discussed below.

•

Operating expenses totaled $184.4 million or 35.9% of revenues, representing an increase of 270 basis points from first quarter of 2018 due to $18 million of impairment and restructuring charges from our store optimization program. Excluding these charges and non-recurring consultant costs incurred during the first quarter of 2018, our operating expenses rate was relatively flat with the first quarter of 2018, driven by disciplined cost control that partially offset the impact of the helium headwinds.

•

Interest expense was $29.3 million during the first quarter of 2019, compared to $23.3 million during the first quarter of 2018, driven by the impact of higher LIBOR rates and the Company’s August 2018 high yield refinancing.

•	The reported GAAP net loss of $30.3 million included approximately $36 million of pre-tax charges (approximately $27 million net of tax) related to the store optimization program.

•	Adjusted net income was $1.1 million, compared to $6.9 million in the first quarter of 2018. The decrease was almost entirely due to the higher interest expense. (See “GAAP and Non-GAAP measures”)

•	Adjusted EBITDA was $51.5 million. (See “GAAP and Non-GAAP measures”)

•

Diluted loss per share totaled ($0.32), compared to ($0.01) in the prior year quarter, primarily driven by the store optimization charges. Adjusted diluted income per share decreased to $0.01 from $0.07 in the first quarter of 2018, primarily due to the higher interest expense.

Store Optimization Program:

The Company also announced today the planned closing of approximately 45 of its approximately 870 Party City locations in 2019. The store closures will take place throughout the year.

Mr. Harrison added, “Each year, Party City typically closes 10-15 stores as a part of our prudent network optimization process and in response to ongoing consumer, market and economic changes that naturally arise in the business. This year, after careful consideration and evaluation of our store fleet, we’ve made the decision to close more stores than usual in order to help optimize our market level performance, focus on the most profitable locations and improve the overall health of our store portfolio.”

Balance Sheet Highlights as of March 31, 2019:

The Company ended the quarter with $1,991 million in debt (net of cash), resulting in net debt leverage1 of 5.0 times, and approximately $185 million in availability under its asset-based revolving credit facility (after adjusting for the amendment to such facility during April 2019).

Fiscal 2019 Outlook:

For 2019, the Company is updating its GAAP net income and EPS outlook to reflect the aforementioned store closings and it is reiterating its revenue, brand comparable sales, Adjusted EBITDA and Adjusted EPS outlook:

•	Total revenue of $2.49 to $2.54 billion

•	Brand comparable sales of about 1%

•	GAAP net income of $108 to $118 million

•	GAAP diluted EPS of $1.15 to $1.26

•	Adjusted EBITDA of $405 to $418 million

•	Adjusted net income of $152 to $162 million

•	Adjusted diluted EPS of $1.61 to $1.72

•	Net debt leverage[1] by the end of 2019 under 4 times Adjusted EBITDA

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2019 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	Defined as net debt to adjusted EBITDA

Conference Call Information

A conference call to discuss the first quarter 2019 financial results is scheduled for today, May 9, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID# 6594413, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under

Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding benefits from the potential entry into a supply agreement with a helium supplier and from supply chain investments and anticipated fiscal 2019 financial and operating results. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on Form 10-K for the year ended December 31, 2018 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact:

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Source: Party City Holdco Inc.

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2019	December 31, 2018
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$38,999	$58,909
Accounts receivable, net	138,909	146,983
Inventories, net	763,341	756,038
Prepaid expenses and other current assets	68,735	61,905

Total current assets	1,009,984	1,023,835
Property, plant and equipment, net	311,990	321,044
Operating lease asset	779,810	—
Goodwill	1,659,414	1,656,950
Trade names	568,290	568,031
Other intangible assets, net	52,959	60,164
Other assets, net	14,813	12,323

Total assets	$4,397,260	$3,642,347

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$397,882	$302,751
Accounts payable	156,100	208,149
Accrued expenses	138,680	161,228
Current portion of operating lease liability	143,028	—
Income taxes payable	21,127	25,993
Current portion of long-term obligations	13,315	13,316

Total current liabilities	870,132	711,437
Long-term obligations, excluding current portion	1,618,802	1,621,963
Long-term portion of operating lease liability	707,364	—
Deferred income tax liabilities	165,095	174,427
Other long-term liabilities	13,361	87,548

Total liabilities	3,374,754	2,595,375
Redeemable securities	3,351	3,351
Stockholders’ equity:
Common stock (93,779,787 and 93,622,934 shares outstanding and 120,960,691 and 120,788,159 shares issued at March 31, 2019 and December 31, 2018, respectively)	1,210	1,208
Additional paid-in capital	925,233	922,476
Retained earnings	465,056	495,777
Accumulated other comprehensive loss	(45,558)	(49,201)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,345,941	1,370,260
Less: Common stock held in treasury, at cost (27,180,904 and 27,165,225 shares at March 31, 2019 and December 31, 2018)	(327,086)	(326,930)

Total Party City Holdco Inc. stockholders’ equity	1,018,855	1,043,330
Noncontrolling interests	300	291

Total stockholders’ equity	1,019,155	1,043,621

Total liabilities, redeemable securities and stockholders’ equity	$4,397,260	$3,642,347

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Net sales	$511,102	$505,108
Royalties and franchise fees	2,014	2,716

Total revenues	513,116	507,824
Expenses:
Cost of sales	339,042	316,966
Wholesale selling expenses	17,961	18,787
Retail operating expenses	95,018	89,092
Franchise expenses	3,303	3,782
General and administrative expenses	41,925	48,665
Art and development costs	5,929	5,973
Development stage expenses	2,226	2,303
Store impairment and restructuring charges	18,009	—

Total expenses	523,413	485,568

Income from operations	(10,297)	22,256
Interest expense, net	29,257	23,275
Other expense, net	1,254	848

Loss before income taxes	(40,808)	(1,867)
Income tax benefit	(10,519)	(704)

Net loss	(30,289)	(1,163)
Less: Net loss attributable to noncontrolling interests	(71)	(30)

Net loss attributable to common shareholders of Party City Holdco Inc.	$(30,218)	$(1,133)

Comprehensive (loss) income	$(26,637)	$4,067
Less: Comprehensive loss attributable to noncontrolling interests	(62)	(18)

Comprehensive (loss) income attributable to common shareholders of Party City Holdco Inc.	$(26,575)	$4,085

Net loss per share attributable to common shareholders of Party City Holdco Inc. - Basic	$(0.32)	$(0.01)

Net loss per share attributable to common shareholders of Party City Holdco Inc. - Diluted	$(0.32)	$(0.01)

Weighted-average number of common shares-Basic	93,174,553	96,398,585
Weighted-average number of common shares-Diluted	93,174,553	96,398,585

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended March 31,
	2019	2018
Net loss	$(30,289)	$(1,163)
Interest expense, net	29,257	23,275
Income taxes	(10,519)	(704)
Depreciation and amortization	21,341	20,557

EBITDA	$9,790	$41,965
Non-cash purchase accounting adjustments	1,001	(556)
Store impairment and restructuring charges (a)	35,638	—
Other restructuring, retention and severance (b)	1,388	2,611
Deferred rent (c)	(1,150)	368
Closed store expense (d)	591	1,812
Foreign currency gains, net	(293)	(63)
Stock option expense (e)	370	460
Non-employee equity based compensation (f)	129	261
Undistributed income in equity method investments	(198)	(211)
Corporate development expenses (g)	2,845	2,574
Non-recurring consulting costs (h)	—	4,750
Refinancing charges (i)	—	1,146
Restricted stock units - time-based (j)	392	—
Non-recurring legal settlements/costs	732	—
Other	247	31

Adjusted EBITDA	$51,482	$55,148

Adjusted EBITDA margin	10.0%	10.9%

(a)

During the three months ended March 31, 2019, the Company initiated a store optimization program under which approximately 40 Party City stores will be closed during the course of 2019. In conjunction with the program, during the first quarter of 2019, the Company recorded the following charges: inventory reserves: $17.6 million, operating lease asset impairment: $13.2 million, property, plant and equipment impairment: $4.1 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive loss. The other charges were recorded in “store impairment and restructuring charges” in the Company’s statement of operations and comprehensive loss.

(b)	The first quarter of 2018 principally relates to costs incurred while moving one of the Company’s domestic manufacturing facilities to a new location.
(c)	The “deferred rent” adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(d)	Charges incurred related to closing and relocating stores in the ordinary course of business.
(e)	Represents non-cash charges related to stock options.
(f)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(g)	Primarily represents start-up costs for Kazzam (see the 2018 Form 10-K for further discussion) and third-party costs related to acquisitions (principally legal and diligence expenses).
(h)	Non-recurring consulting charges related to the Company’s retail operations.
(i)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees.

(j)	Non-cash charges for restricted stock units that vest based on service conditions.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2019	2018
Loss before income taxes	$(40,808)	$(1,867)
Intangible asset amortization	3,429	3,663
Non-cash purchase accounting adjustments	1,317	(705)
Amortization of deferred financing costs and original issuance discounts (a)	1,143	1,556
Store impairment and restructuring charges (b)	35,638	—
Non-employee equity based compensation (c)	129	261
Refinancing charges (a)	—	800
Non-recurring consulting costs (d)	—	4,750
Stock option expense (e)	370	460

Adjusted income before income taxes	1,218	8,918
Adjusted income tax expense (f)	115	2,036

Adjusted net income	$1,103	$6,882

Adjusted net income per common share - diluted	$0.01	$0.07

Weighted-average number of common shares - diluted	93,879,979	97,650,385

(a)

During February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. The amount is included in “Amortization of deferred financing costs and original issuance discounts” in the adjusted net income table above. Further, in conjunction with the amendment, the Company expensed $0.8 million of investment banking and legal fees. The amount is included in “Refinancing charges” in the table above.

(b)

During the three months ended March 31, 2019, the Company initiated a store optimization program under which approximately 40 Party City stores will be closed during the course of 2019. In conjunction with the program, during the first quarter of 2019, the Company recorded the following charges: inventory reserves: $17.6 million, operating lease asset impairment: $13.2 million, property, plant and equipment impairment: $4.1 million and severance: $0.7 million. The charge for inventory reserves was recorded in cost of sales in the Company’s statement of operations and comprehensive loss. The other charges were recorded in “store impairment and restructuring charges” in the Company’s statement of operations and comprehensive loss.

(c)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2018 Form 10-K for further discussion.
(d)	Non-recurring consulting charges related to the Company’s retail operations.
(e)	Represents non-cash charges related to stock options.
(f)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2019 OUTLOOK

(In millions, unaudited)

	Full year 2019 Outlook
Net income:	$108	—	$118
Store impairment and restructuring charges, net of tax:		27
Intangible asset amortization, net of tax:		11
Amortization of deferred financing costs and original issuance discount, net of tax:		3
Equity based compensation, net of tax:		2
Non-cash purchase accounting adjustments, net of tax:		1

Adjusted net income:	$152	—	$162

Net income:	$108	—	$118
Income taxes:	38	—	41
Interest expense, net:		118
Depreciation and amortization:	86	—	84

EBITDA:	$350	—	$361
Store impairment and restructuring charges:		36
Corporate development expenses:	8	—	10
Equity based compensation:		5
Closed store expense:		2
Non-cash purchase accounting adjustments:		2
Other restructuring, retention and severance:		2

Adjusted EBITDA:	$405	—	$418

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended March 31,
	2019		2018
	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Total Revenues
Net Sales:
Wholesale	$290,301	56.6%	$277,827	54.7%
Eliminations	(157,352)	(30.7)%	(136,295)	(26.8)%

Net wholesale	132,949	25.9%	141,532	27.9%
Retail	378,153	73.7%	363,576	71.6%

Total net sales	511,102	99.6%	505,108	99.5%
Royalties and franchise fees	2,014	0.4%	2,716	0.5%

Total revenues	$513,116	100.0%	$507,824	100.0%

	Three Months Ended March 31,
	2019		2018
	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Total Gross Profit
Retail	$136,018	36.0%	$146,835	40.4%
Wholesale	36,042	27.1%	41,307	29.2%

Total	$172,060	33.7%	$188,142	37.2%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended March 31,		LTM
	2019	2018	2019
Store Count
Corporate Stores:
Beginning of period	866	803	808
New stores opened	2	3	14
Acquired	—	12	46
Closed	—	(10)	—

End of period	868	808	868
Franchise Stores:
Beginning of period	96	148	134
New stores opened	2	—	3
Sold to Party City	—	(12)	(38)
Closed	—	(2)	(1)

End of period	98	134	98

Grand Total	966	942	966

	Three Months Ended March 31,
	2019	2018
Wholesale Share of Shelf (a)	78.1%	78.1%

Manufacturing Share of Shelf (b)	27.6%	26.8%

	Three Months Ended March 31,
	2019	2018
Brand comparable sales (c)	(1.4)%	2.4%

(a)	Wholesale share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Manufacturing share of shelf represents the percentage of our retail product cost of sales manufactured by the company.
(c)	Party City brand comparable sales include North American e-commerce sales.